Exhibit 99.1
News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com
_________________________________________________________________________________________

For Release:	Immediately
Date:	January 9, 2012
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

  PS Business Parks, Inc. Announces Redemption of All Outstanding Depositary
Shares Representing Interests in its 7.375% Cumulative Preferred Stock, Series O

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that it is calling for redemption on February 13, 2012 all outstanding depositary shares representing interests in its 7.375% Cumulative Preferred Stock, Series O (NYSE:PSBPrO) at $25 per share plus accrued dividends from January 1, 2012 through the date of redemption.  The aggregate redemption amount, before payment of accrued dividends, to be paid to all holders of the depositary shares is $84,600,000.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2011, the Company wholly owned 27.2 million rentable square feet with approximately 4,400 customers located in eight states, concentrated in California (11.1 million sq. ft.), Virginia (4.2 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.3 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

# # #